FOR IMMEDIATE RELEASE:

Pixel Mags Releases Readr app for Android

(San Diego, CA , May 9, 2018) — Pixel Mags, Inc., the pioneer of content distribution and creator of the popular Readr app for the iPhone and iPad, is proud to announce the release of the Readr app for Android devices.

“Android and iOS currently account for 99.6% of the mobile market,” said Pixel Mags Head of Technology, Austin Coutinho.“Recent statistics show that in the U.S., Android and iOS share the market even. Worldwide, however, Android smartphones account for 85% market share. Pixel Mags identified the need to offer Readr on these devices to support our publishers demands and also to provide reading access for customers where Android dominates their market”, and added “the phased rollout will have our top 30 to 50 publications with the balance of titles populating in the coming days.”

Readr was dubbed “Netflix for Magazines” app for iPad and iPhone that allowed users to instantly access and download hundreds of the world’s leading publications. Eliminating the need to download separate apps for each magazine brand, Readr provides one source for their favorite publications. The app gives unlimited access to a database of magazines for $9.99 per month, with a free 7-day trial for first time users now also on Android devices.

Since 2009, Pixel Mags has partnered with publishers to pioneer content distribution on iPads. Since then, Pixel Mags has been improving ways to meet publishers’ changing needs through technology and proprietary process services. For example, the current servicing model allows the publisher to reap 100% of the profits from downloaded issues.

“We felt there are many places more reading material is essential and wanted. Publishers are seeking out innovative ways to advance their digital strategy and we are committed to improving our platform for content distribution” said Neil Kleinman, the President, “Opening our Readr App to Android users is a big step in our efforts to support readers and publishers worldwide.”

CONTACT:

Investor Relations, #619-629-0922. nkleinman@pixelmags.com

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